For Immediate Release

August 1, 2008

First Century Bankshares, Inc.

Reports 2008 Second Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) announced net income of $1,004,000 for the three-month period ending June 30, 2008. This compared with $1,148,000 earned during the second quarter of 2007. On a per share basis, net income was $0.52 per diluted share for the three-months ended June 30, 2008, and $0.58 per diluted share for the three months ended June 30, 2007. Earnings reflect the continuing pressure on the net interest margin arising from the rapid reduction in interest rates by the Federal Reserve that resulted in lower interest income from our variable rate loans. This reduction has not been completely offset by lower interest expense as many certificates of deposit remain at previously higher rates, pending the opportunity to renew in the lower interest rate environment.

Net income for the second quarter of 2008 produced an annualized return on average equity (ROAE) of 9.79% and an annualized return on average assets (ROAA) of 0.92% compared with second quarter 2007 ratios of 11.62% and 1.07%, respectively. Dividends for the second quarter of 2008 increased 3.8% to $0.27 per share from $0.26 per share paid for the second quarter of 2007.

Net interest income, for the three-month period ended June 30, 2008 was $3,735,000, a decrease of $361,000, or 8.8%, as compared to $4,096,000 for the second quarter of 2007. Net interest margins for the three months ended June 30, 2008 and 2007 were 3.44% and 3.82%, respectively.

Noninterest income was $1,159,000 for the three-month period ended June 30, 2008 and represented an increase of $37,000, or 3.3%, compared to $1,122,000 for the same period in 2007. This increase was primarily due to increases in service charges on deposit accounts and in income from fiduciary activities.

Noninterest expense of $3,349,000 for the quarter ended June 30, 2008 represented a decrease of $78,000, from $3,427,000 for the same period in 2007. Reductions in personnel and other noninterest expenses more than offset increased costs of premises and equipment associated with the opening of a new branch facility in Beckley, West Virginia.

A net recovery of $6,000 was recorded through the provision for loan losses for the three-months ended June 30, 2008. This was an increase of $69,000, or 109.5%, compared to the provision of $63,000 for the same period in 2007. Management is pleased with the low provision for loan losses which in absolute dollars as a percentage of total loans and average assets compares favorably to peers and to budgeted expectations.

The performance of the Corporation during the first half of 2008 resulted in net income of $1,726,000 for the six-month period ending June 30, 2008. This represents a 22.3% decrease from the $2,221,000 earned during the same period in 2007. On a per share basis, net income decreased to $0.90 per diluted share for the six-month period ended June 30, 2008, from $1.12 per diluted share for the six-month period ended June 30, 2007. This reflects the impact of the current interest rate environment, along with a $381,000 interest reversal from the placement of a $4,200,000 commercial loan in nonaccrual status during the first quarter. We are continuing to work with the borrower on the resolution of this credit, and still believe in the ultimate collectability of all interest, fees and principal related to this loan.

Net income for the first six months of 2008 produced an ROAE of 8.43% and an ROAA of 0.80% compared with 11.33% and 1.05%, respectively, for the same period in the prior year. Dividends through the second quarter of 2008 increased 3.8% to $0.54 per share from $0.52 per share for the six-month period ended June 30, 2007.

Net interest income, for the six-month period ended June 30, 2008 was $7,284,000, a decrease of $822,000, or 10.1%, as compared to $8,106,000 for the first six months of 2007. Net interest margins for the six months ended June 30, 2008 and 2007 were 3.37% and 3.83%, respectively.

Noninterest income was $2,297,000 for the six-month period ended June 30, 2008 and represented an increase of $65,000, or 2.9%, compared to $2,232,000 for the same period in 2007. This increase was primarily due to increases in service charges on deposit accounts and income from fiduciary activities.

Noninterest expense of $6,840,000 for the six-months ended June 30, 2008 represented a slight decrease of $17,000 from $6,857,000 for the same period in 2007. Other noninterest expense increases were primarily due to increased costs for premises related expenses from our Beckley, West Virginia expansion efforts.

The provision for loan losses was $97,000 for the six-months ended June 30, 2008 and 2007. This reflects the significant efforts management has made to improve the credit quality and underwriting standards of the Corporation over recent years.

Total assets at June 30, 2008 were $484,682,000 as compared to $433,879,000 at December 31, 2007, or an increase of $50,803,000, or 11.7%. Total deposits increased by $63,494,000 to $426,249,000 at June 30, 2008 from $362,755,000 at December 31, 2007. Noninterest-bearing deposits increased by $54,613,000, or 121.6%. Interest-bearing deposits increased $8,881,000, or 2.8%, during this same period. The significant increases in total assets and total deposits were primarily attributable to a deposit of approximately $70,000,000, made at the end of June by one of our commercial depositors, that was invested in overnight liquid funds. This was intended to be a short-term deposit and as of the date of this release approximately $57,000,000 of these funds have been withdrawn.

The loan portfolio decreased 3.1% during this six-month period to $287,834,000 at June 30, 2008, from $296,946,000 at December 31, 2007. This decrease was attributable to a reduction in the commercial loan participation portfolio which was not offset by increased loan production in our Princeton and Beckley, West Virginia markets. Loan demand in the remaining markets was relatively flat for the period. The investment portfolio decreased approximately $906,000, or 0.9%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, totaled $6,179,000 at June 30, 2008, compared to $2,255,000 at December 31, 2007. As a percentage of total assets, nonperforming assets increased from 0.52% at December 31, 2007 to 1.27% at June 30, 2008. As previously mentioned, this increase in nonperforming assets was primarily the result of the deterioration of one commercial credit which was ultimately placed in nonaccrual status during the first quarter. When compared to the previous quarter, nonperforming assets improved from $6,524,000, or 1.52% of total assets at March 31, 2008. The allowance for loan losses increased from 0.83% of total loans at December 31, 2007, to 0.85% of total loans at June 30, 2008.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

###